Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-250979, No.333- 213151, and No. 333-162934) on Form S-8 of Mexus Gold and subsidiaries (collectively, the “Company”) of our report dated July 1, 2021, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2021.

/s/ RBSM LLP

New York, New York

July 1, 2021